Rule 10f-3 Transactions. The Board has adopted procedures for monitoring transactions subject to Rule 10f-3, which regulates transactions with affiliated underwriters. In all instances, U.S. Bancorp Investments, Inc., an affiliated underwriter, participated in the underwriting syndicate. Compliance has reviewed each transaction listed below and has determined that each was affected in compliance with the Funds Rule 10f-3 procedures. The Board also determines on a quarterly basis whether such transactions were effected in compliance with such procedures.

Trade Date:8/7/09


Security Description:Hospitality Prop Trust 7.875% 8/15/2014

FAF Quantity Purchased(1):2,000,000

FAF Percent Purchased(1):0.67%

Purchase Price:$98.987

First Available Public Price at Close:$98.987

Purchasing Fund:American Income Fund, Inc.

Underwriterfrom Whom Purchased:Bank of America

Underwriting Syndicate Members:Banc of America Securities, LLC,
UBS Securities LLC, Wells Fargo Securities, LLC, Citigroup
Global Markets Inc, Morgan Keegan & Company Inc.,
Morgan Stanley & Co. Inc., RBC Capital Markets Corp.,
BMO Capital Markets Corp., BNY Mellon Capital Markets, LLC,
Calyon Securities (USA) Inc., Comerica Securities, Inc.,
Deutsche Bank Securities Inc., Daiwa Securities America Inc.,
Jefferies & Company Inc., PNC Capital Markets LLC, RBS Securities Inc. SunTrust Robinson Humphrey, Inc., U.S. Bancorp Investments, Inc.

(1) Includes total quantity and percent purchased by Registrant and, if applicable, its affiliates.